Exhibit 4.19

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on March 29, 2021 (the “Effective Date”) between:

SIMCERE PHARMACEUTICAL CO., LTD., a company organized under the laws of the People’s Republic of China and having a place of business at No.99, Huakang Road, Nanjing Jiangbei New Area, Nanjing, Jiangsu, China (“Simcere”); and

KAZIA THERAPEUTICS, LTD. (ACN 063 259 754), a company organized under the laws of New South Wales, Australia and having a place of business at Three International Towers, L24, 300 Barangaroo Avenue, Sydney, NSW 2000, Australia (“Kazia”).

Kazia and Simcere are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Kazia is developing paxalisib (also known as GDC-0084), a proprietary PI3K/AKT/mTOR pathway inhibitor, for the treatment of glioblastoma and certain other cancers, and owns or controls certain patent, know-how and other intellectual property rights relating to such product candidate; and

WHEREAS, Simcere wishes to obtain from Kazia, and Kazia is willing to grant to Simcere licenses to research, develop, manufacture and commercialize such product in the greater China region, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Simcere and Kazia hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1    “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, by contract or otherwise.

1.2    “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.

1.3    “Commercialize” or “Commercialization” means all activities directed to marketing, distributing, detailing or selling the Product (as well as importing and exporting activities in connection therewith), including all activities directed to obtaining pricing and reimbursement approvals for the Product.

1.4    “Commercially Reasonable Efforts” means, with respect to the Development and Commercialization of the Product under this Agreement, those efforts consistent with the exercise of prudent scientific and business judgment as applied by a Party to the development and commercialization of its own product that is at a similar stage of development or commercialization and has similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of effort required may be different for different markets and indications and may change over time, reflecting changes in the status of the Product and markets involved.

1.5    “Compound” means paxalisib (also known as GDC-0084) or any salt, polymorph, hydrate, solvate or metabolite, as set forth in Exhibit A.

1.6    “Confidential Information” of a Party means all Know-How, unpublished patent applications and all other information and data, including information and data of a financial, commercial, business, operational or technical nature belonging or relating to a Party or any of its Affiliates, whether made available orally, in writing, graphically, or in electronic or any other form. For the avoidance of doubt, the terms and conditions of this Agreement are the Confidential Information of both Parties.

1.7    “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or other right (as applicable) under such Know-How, Patents, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.8    “Develop” or “Development” means all development activities necessary or useful to obtain or maintain Regulatory Approval for the Product, including all non-clinical studies and clinical trials of the Product, manufacture process development, distribution of the Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of Regulatory Materials for, and all regulatory affairs related to, the Product.

1.9    “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.10    “Expert” has the meaning given to that term in Exhibit H.

1.11    “E.U.” means the European Union and its member states, territories and possessions.

1.12    “Field” means all therapeutic uses in humans.

1.13    “First Commercial Sale” means, with respect to a Product in a region in the Territory, the first sale of such Product by Simcere, its Affiliates or sublicensees to a Third Party for distribution, use or consumption in such region after Regulatory Approval of the Product has been granted in such region.

1.14    “Genentech Agreement” means that certain Exclusive License Agreement between Kazia and Genentech, Inc. (“Genentech”), dated October 25, 2016.

1.15    “Global Clinical Trial” means a clinical trial of the Product, other than GBM AGILE:

(a)    that is conducted (in whole or in part) by or on behalf of Kazia in collaboration with an academic or non-profit collaborator (but not by Kazia itself or commercial partners of Kazia);

(b)    that is conducted in sites in multiple jurisdictions, including in the Territory and at least one of the U.S., United Kingdom, France, Germany, Italy or Spain; and

(c)    where the planned number of patients to be enrolled in the Territory does not exceed twenty percent (20%) of the planned global enrollment in such clinical trial.

For clarity, Kazia may not conduct a clinical trial of the Product in the Territory by itself or through its Affiliate or any commercial partners.

1.16    “Government Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any organization established under statute or any authority, agency or commission entitled to exercise any administrative, executive, legislative, regulatory or taxing authority or power (or any department, bureau or division thereof, or any governmental body).

1.17    “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans.

1.18    “Indication” means a separate and distinct disease, disorder or medical condition for which a Product can be used to diagnose, treat or prevent, which use is the subject of a separate MA or separate approval within the same MA. For clarity, subpopulations or patients with a primary disease or condition, however stratified, shall not be deemed to be separate “Indications” for the purposes of this Agreement, including stratification by stages or progression (including precursor condition), particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, different lines of treatment, family history, clinical history, phenotype, age (e.g. adult and pediatric) or other stratification. In addition, combination treatments with the Product and another product shall not be deemed to be separate “Indication” for the purpose of this Agreement unless the Product’s purpose is to diagnose, treat or prevent a separate and distinct disease, disorder or medical condition.

1.19    “Invention” means any data, results, discovery, finding, process, improvement, enhancement, modification, development, method, composition of matter, article of manufacture, patentable or otherwise, that is invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the intellectual property rights therein.

1.20    “Know-How” means any technical, commercial, scientific, regulatory or practical information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any Patents.

1.21    “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, the rules of the security exchange on which a Party’s or its Affiliate’s stock is publicly traded, or any order by any Government Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.22 “Licensed IP” means the Licensed Know-How and Licensed Patents.

1.23    “Licensed Know-How” means all Know-How that (a) is Controlled by Kazia or its Affiliates as of the Effective Date or at any time during the Term, and (b) is necessary or reasonably useful, but not otherwise readily available, for the Development, Manufacture or Commercialization of the Compound and Product.

1.24    “Licensed Patents” means all Patents that are Controlled by Kazia or its Affiliates as of the Effective Date or at any time during the Term, and which claim or cover the Compound or Product (including composition of matter, methods of making and using). Licensed Patents existing as of the Effective Date are set forth in Exhibit B.

1.25    “MA” or “Marketing Authorization” means a Regulatory Approval issued by an appropriate Regulatory Authority for the importation, promotion, marketing, sale and supply of a pharmaceutical product in a particular jurisdiction and all amendments and supplements thereto, including an approved New Drug Application (“NDA”) and an approved Biologic License Application (“BLA”) following filing with the Food and Drug Administration in the U.S., and equivalent foreign approvals, but excluding pricing and reimbursement approval.

1.26    “Manufacture” or “Manufacturing” means activities directed to the manufacture of the Product, including the planning, purchasing, producing, manufacturing, processing, transportation, quality assurance testing, quality control, regulatory compliance, storage, waste disposal, sample retention, formulation, stability testing, filling, packaging, labelling, leafleting, release and dispatch and such other related matters in each case as applicable to the Product.

1.27    “Manufacturing Cost” means, with respect to the Compound and Product supplied by Kazia to Simcere hereunder:

(a)    if the Compound or Product is Manufactured by Kazia’s Third Party contract manufacturer, Kazia’s actual Third Party cost of the Manufacture and supply of such Compound or Product; and

(b)    if the Compound or Product is Manufactured by Kazia itself or its Affiliate, the actual, fully-burdened cost for the Manufacture and supply of such Compound or Product, including raw materials, direct labor and benefits, and the proportionate share of indirect Manufacturing costs. Such fully-burdened cost shall be calculated (i) if applicable, on a theoretical full-capacity basis, with the percentage allocable to Manufacturing Cost representing the number of units or runs of the Compound or Product produced or performed as a percentage of the total number of units or runs, including those of other products, that could be manufactured in such facility during a calendar year; and (ii) in accordance with applicable accounting standards consistently applied.

1.28    “Net Sales” means the gross amount received by Simcere, its Affiliates or sublicensees for sale of the Product to Third Parties (other than Simcere’s sublicensees) less the following amounts incurred or paid by the selling party in connection with the sale of the Product: (a) normal and customary trade, cash and quantity discounts or rebates; (b) credits or allowances actually granted to the customer for damaged goods, returns, recalls, rebates or rejections of the Product; (c) reasonable charges for insurance, freight, and other transportation costs directly related to the delivery of the Product to the extent such charges were included on the invoice provided to the customer; (d) taxes (including sales tax and VAT, but not income taxes), tariff, duty or governmental charges levied on the sales, transfer, transportation or delivery of the Product included on the invoice for the Product and not reimbursed directly or indirectly; (e) customary rebates and chargeback payments with respect to such Product granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state, provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; and (f) any other similar and customary deductions that are consistent with applicable accounting standards.

If a Product is sold in a region in the Territory as a combination of the Compound with another active pharmaceutical ingredient or component that is not a Compound (“Combination”), then the gross amount invoiced, for the purposes of determining royalty payments on the Combination, shall be calculated using one of the following alternative methods:

(i)    by multiplying the gross amount invoiced for the Combination by the fraction A/(A+B), where A is the gross amount invoiced, during the relevant reporting period, for the Product that contains the Compound as its only active ingredient (the “Mono Product”) when sold separately in such region, and B is the gross amount invoiced, during the relevant reporting period, of the other active ingredients or components in the Combination (the “Other Products”) when sold separately in such region; or

(ii)    if no such separate sales in such region are made of any or all of the Other Products during the relevant reporting period, then the gross amount invoiced, for the purposes of determining royalty payments on the Combination, shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C where A is the gross amount invoiced, during the relevant reporting period, for the Mono Product when sold separately in such region (provided that if there is no separate sale of the Mono Product in such region, then A shall be estimated in good faith by Simcere), and C is the gross amount invoiced, during the relevant reporting period, for the Combination sold in such region.

Where Simcere is considering or intends to supply or sell Product in a region in the Territory as a bundle with any other product or products for the one (combined) price (“Bundle”), then Simcere must provide prior notice to Kazia, and Simcere and Kazia must agree how the price (including gross amount and Net Sales) of the Product in the Bundle should be allocated for the purposes of this Agreement prior to the first such sale or supply.

1.29    “NMPA” means National Medical Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.

1.30    “Patents” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re- examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.31    “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.32    “Product” means any pharmaceutical product that contains a Compound as an active pharmaceutical ingredient, in any formulation or dosage form and for any mode of administration.

1.33    “Regulatory Approval” means with respect to a Product, all registrations, approvals, permits, authorizations or licenses issued by an applicable Regulatory Authority in a jurisdiction that are necessary for the Manufacture, importation, storage, promotion, marketing, sale, distribution or other Commercialization of that Product in the relevant jurisdiction (including applicable approvals of labelling for that product in that jurisdiction and any customs and tax approvals, but excluding any price and reimbursement approval) and including any amendment or supplement thereto.

1.34    “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product.

1.35    “Regulatory Material” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in a particular country or jurisdiction. For clarity, Regulatory Materials include IND, MAs (including applications for the same) and Regulatory Approvals.

1.36    “Territory” means China, including mainland China, Hong Kong, Macao and Taiwan, [***].

1.37    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.38    “Valid Claim” means a claim of (a) an issued and unexpired Patent that has not been revoked, held invalid or unenforceable by a patent office, court or other Government Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer, or (b) a pending patent application to the extent the claim continues to be prosecuted in good faith, has not been irretrievably cancelled, withdrawn or abandoned, and that has been pending for less than [***] years from its earliest priority date; provided that if the claim ever issues, it shall become a Valid Claim again after issuance.

1.39    “United States” or “U.S.” means the United States of America and its territories and possessions.

1.40    Interpretation. In this Agreement, unless otherwise specified:

(a)    The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)    words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)    the word “or” is used in the inclusive sense typically associated with the phrase “and/or”;

(d)    words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)    the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

1.41    Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
ADS	5.2
Alliance Manager	3.5
Audit	5.11(b)
Auditor	5.11(b)

Defined Terms	Section
Bankruptcy Code	6.6
Executive Officers	3.4
GCAR	4.4(a)
GBM AGILE	4.4(a)
IDL	4.5(d)
Indemnified Party	10.3
Indemnifying Party	10.3
Joint Steering Committee or JSC	3.1
Kazia Indemnitees	10.2
Licensed Trademarks	6.7(a)
Prior CDA	7.7
Product Marks	6.7(b)
Recipient	7.3
Remedial Action	4.12
Review Period	5.5(f)
Royalty Query	5.5(f)
Royalty Report	5.5(e)
Royalty Term	5.5(b)
Securities Regulators	7.6(b)
Share Subscription Agreement	5.2
Simcere Indemnitees	10.1
Territory Infringement	6.3

ARTICLE 2

LICENSE

2.1    License to Simcere. As between the parties, Kazia hereby grants Simcere and its Affiliates an exclusive (even as to Kazia and its Affiliates) and royalty bearing license for the Term (but subject to Section 8.1(a)) under the Licensed IP solely to research, Develop, make, have made, use, sell, offer for sale, have sold, import and Commercialize the Compound and Product in the Field in the Territory. Simcere acknowledges and agrees that Kazia obtained Control of certain Licensed Know-How through a non-exclusive license from Genentech under the Genentech Agreement, and therefore:

(a)    the foregoing license granted by Kazia to Simcere under such Licensed Know-How shall be exclusive with respect to Kazia and its Affiliates only; and

(b) such Licensed Know-How may be otherwise used or licensed by Genentech.

2.2    Subcontractors and Sublicenses.

(a)    Subject to Sections 2.2(c) and 2.2(d), Simcere shall have the right to engage Third Party subcontractors in connection with the Development, Manufacture and Commercialization of the Compound and Product in the Field in the Territory, and shall have the right to grant sublicenses to its subcontractors solely in order to enable the subcontractors to perform such work for Simcere, provided that such sublicenses shall not include the right for the subcontractors to market, promote or sell the Product, unless the subcontractor serves as Simcere’s distributor or contract sales force for the Product.

(b)    Sublicenses to any Third Party whom shall serve as Simcere’s distributor or contract sales force for the Product shall require Kazia’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(c)    Simcere must ensure that any subcontractor or sublicensee agrees in writing to be subject to, and bound by, to the extent applicable, terms and conditions substantially similar to the terms and conditions of this Agreement. Simcere will remain responsible to Kazia for all acts performed by, and omissions of, any subcontractor or sublicensee pursuant to any subcontract or sublicense agreements as if such act or omission was undertaken by Simcere, and Simcere must ensure compliance by all subcontractors and sublicensees with the obligations of Simcere under this Agreement.

(d)    Irrespective of any subcontract or sublicense arrangement, Simcere will be responsible for the payment of all amounts due under this Agreement, regardless of whether the terms of the subcontract or sublicense arrangement provide for such amount to be paid by the subcontractor or sublicensee directly to Kazia.

2.3    License Back. Notwithstanding the exclusive (as between the parties) license granted to Simcere under Section 2.1, Simcere grants back to Kazia a royalty-free, sub- licensable, irrevocable for the Term, non-exclusive license under the Licensed IP to (a) conduct non-clinical research, GBM AGILE and other Global Clinical Trials, in each case, of the Compound and the Product in the Field in the Territory, and (b) Manufacture the Compound and Product in the Territory for export out of the Territory. For the avoidance of doubt, the Parties acknowledge that Kazia retains the exclusive right to practice, license and otherwise exploit the Licensed IP outside the scope of the license granted to Simcere under Section 2.1.

2.4    No Implied License. Except as expressly set forth herein, neither Party shall acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of the other Party.

2.5    Termination of Genentech Agreement. To the extent possible, upon the early termination of the Genentech Agreement for any reason, this Agreement will continue in full force and effect, provided that:

(a)    all rights and licenses granted by Kazia under Section 2.1 under any Licensed IP which Kazia obtained Control of through a license from Genentech under the Genentech Agreement shall terminate; and

(b)    all necessary consequential amendments to this Agreement will be taken to have been made (including with respect to applicable representations and warranties) with effect on and from the date upon which the Genentech Agreement terminates.

ARTICLE 3

GOVERNANCE

3.1    Joint Steering Committee. Subject to Section 8.1(b), within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of two (2) senior executives of each Party (or such number of representatives as agreed by the Parties, provided that the Parties shall have equal number of representatives at the JSC), to oversee and coordinate the Parties’ activities under this Agreement. The JSC shall in particular:

(a)    provide a forum for the discussion of the Parties’ activities under this Agreement and facilitate communications between the Parties with respect thereto;

(b)    oversee the technology transfer and assistance to be provided by Kazia to Simcere hereunder and related activities;

(c)    discuss and coordinate the Development of the Compound and Product by each Party (including their respective Affiliates, licensees and sublicensees);

(d)    review and discuss Simcere’s reports of its Development and Commercialization of the Product in the Territory;

(e)    establish joint subcommittees as it deems necessary or advisable for the Development, Manufacture and Commercialization of the Compound and Product;

(f)    discuss the status of GBM AGILE within and outside the Territory and the status of any current or planned clinical trials of the Product in the Field in the Territory; and

(g)    perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing.

3.2    Limitations of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.

3.3     JSC Membership and Meetings.

(a)    Subject to Section 8.1(b), within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as a co-chairperson of the JSC. The co-chairpersons shall jointly prepare and circulate agendas and reasonably detailed minutes for each JSC meeting.

(b)    The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months.    Meetings of the JSC must be conducted in English and may be held in person, by audio or video teleconference; provided that the Parties shall endeavor to hold one JSC meeting in person each year.    In person JSC meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC. No action taken at any meeting of the JSC shall be effective unless at least one (1) representative from each Party is participating.

(c)    Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and that each Party shall provide prior written notice to the other Party if it has invited any third party (including any consultant) to attend such a meeting.

3.4    Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, which may be exercised by a Party’s sole attendee at a meeting if both of its representatives do not attend. If after reasonable discussion and good faith consideration of each Party’s view on a matter before the JSC that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within thirty (30) days after such matter was brought to the JSC for resolution, such disagreement shall be referred to the Chief Executive Officer of Kazia and a Senior Vice President or Vice President level executive of Simcere (the “Executive Officers”) for resolution. If the Executive Officers do not resolve such matter within ten (10) business days after such matter has been referred to them, then: Kazia shall have the final decision making authority with respect to the Development, Manufacture and Commercialization of the Compound and Product outside the Territory, and Simcere shall have the final decision making authority with respect to the Development, Manufacture and Commercialization of the Compound and Product in the Territory; provided however that (a) Kazia may not make a decision that is inconsistent with its obligations to use Commercially Reasonable Efforts to Develop the Product outside the Territory and to complete GBM AGILE (including sites in the Territory), (b) Simcere may not make a decision that is inconsistent with its obligations to use Commercially Reasonable Efforts to Develop and Commercialize the Product in the Territory, (c) each Party shall use Commercially Reasonable Efforts not to make any decision that is reasonably expected to materially and adversely affect the Compound and Product in the Territory; and (d) Simcere may not make any decision regarding a clinical trial of the Product in the Territory that will create material risk to the safety and wellbeing of the patients enrolled in such clinical trial. For the avoidance of doubt, the Parties agree that Kazia will not breach any of its obligations under this Section 3.4 if it ceases to pursue Commercialization of a Product in a jurisdiction outside the Territory.

3.5    Alliance Manager. In addition to the JSC, subject to Section 8.1(b), within thirty (30) days after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative who is fluent in English and has appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Party.

ARTICLE 4

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

4.1    General. Subject to the terms and conditions of this Agreement and except for GBM AGILE, Simcere shall be solely responsible for the Development and Commercialization of the Product in the Field in the Territory, at Simcere’s own cost and expense.

4.2    Diligence. Subject to Kazia complying with its obligations hereunder with respect to technology transfer and supply of Compound and Product to Simcere, Simcere (either by itself or through its Affiliates and sublicensees) shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Product in the Field in the Territory. Kazia shall use Commercially Reasonable Efforts to Develop the Product outside the Territory and to complete GBM AGILE (including sites in the Territory). Notwithstanding the foregoing, Kazia acknowledges that certain Development activities planned by Simcere overlap with activities otherwise being conducted as part of GBM AGILE, and agrees that, subject to Section 4.4(c)(ii), Simcere shall not be required to conduct such Development activities to the extent such activities overlap with any relevant activities conducted as part of GBM AGILE.

4.3    Technology Transfer. Within thirty (30) days after receiving a notice from Simcere to initiate technology transfer, Kazia shall provide Simcere with all Licensed Know- How that exists on the Effective Date and not previously provided to Simcere, including those items, and on the terms, set forth in Exhibit C. If any additional Licensed Know-How comes into Kazia’s Control during the Term of this Agreement (including any data resulting from GBM AGILE and other Development work of the Compound and Product conducted by Kazia, its Affiliates, licensees and sublicensees), Kazia shall notify Simcere and provide copies thereof to Simcere at the next scheduled JSC meeting (except that data and reports from GBM AGILE shall be provided to Simcere promptly (within five (5) days in any event)). Upon Simcere’s request, Kazia shall also provide Simcere with reasonable technical assistance in connection with the practice of the Licensed IP in the Development of the Compound and Product, including reasonable access to Kazia’s available technical personnel involved in the research and Development of the Compound and Product, at no additional cost to Simcere (but subject to reimbursement of reasonable out-of-pocket cost).

4.4    Development.

(a)    As of the Effective Date, Kazia is conducting a global phase 2 / 3 clinical trial of the Product in glioblastoma as part of the Glioblastoma Adaptive Global Innovative Learning Environment sponsored by the Global Coalition for Adaptive Research (“GCAR”) (such trial of the Product, the “GBM AGILE”). After the Effective Date, Kazia (either by itself or through GCAR or Third Party contractors) shall use Commercially Reasonable Efforts to complete GBM AGILE (including sites in the Territory) at Kazia’s own cost and expense. Kazia shall keep Simcere informed on the progress and results of the GBM AGILE and shall consider in good faith suggestions and comments provided by Simcere regarding the conduct of GBM AGILE in the Territory, including the selection of sites and contractors in the Territory for GBM AGILE. Without limiting the foregoing, where appropriate and when it is able, Kazia shall invite Simcere to participate in any meetings and discussions with GCAR regarding the conduct of GBM AGILE in the Territory. Kazia shall provide Simcere with copies of all GBM AGILE data and reports within five (5) days after receipt from GCAR or clinical sites.

(b)    Kazia shall notify Simcere if Kazia wishes to conduct a Global Clinical Trial . Kazia shall keep Simcere informed on the planning, progress and results of any Global Clinical Trial and shall consider in good faith any suggestions and comments provided by Simcere regarding the conduct of any Global Clinical Trial in the Territory, including with respect to Simcere’s potential direct involvement, and the selection of sites and contractors, in the Territory for the Global Clinical Trial. Kazia shall also include in contractual arrangements with collaborators with respect to Global Clinical Trials obligations consistent with those in Section 7.5(b) with respect to the publication or disclosure of the results of a Global Clinical Trial.

(c)    Except for GBM AGILE and any Global Clinical Trial, Simcere (either by itself or through its Affiliates and sublicensees), at its own cost and expense, shall be responsible for the Development of the Product in the Field in the Territory, including all pre-clinical studies and all clinical trials of the Product in the Field in the Territory. As of the Effective Date, the Parties expect the efficacy data from GBM AGILE may be used to assist in obtaining the MA of the Product in glioblastoma in the Territory. However, the Parties acknowledge that neither Kazia, nor GCAR, the respective Regulatory Authorities or any other party can provide binding assurances that GBM AGILE will be sufficient to obtain any such MA. If the data from GBM AGILE is not sufficient to support the granting of a MA, Simcere may conduct additional clinical trials of the Product in glioblastoma in order to obtain a MA in the Territory and, subject to Simcere obtaining any necessary approvals or authorizations from all parties involved in a Global Clinical Trial, Simcere may also participate in the Global Clinical Trial through clinical sites in the Territory. For clarity:

(i)    where Simcere does not obtain any necessary approvals or authorizations from all parties involved in a Global Clinical Trial, it will not participate in that Global Clinical Trial; and

(ii)    Simcere shall be responsible for any pharmacokinetic study that is required by a Regulatory Authority in the Territory.

4.5    Regulatory.

(a)    Subject to the remainder of this Section 4.5, Simcere (either by itself or through its Affiliates and sublicensees) shall apply for and maintain, at its own cost and expense, all Regulatory Approvals of the Product in the Field in the Territory. Subject to Section 4.5(b), Simcere shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Product in the Field in the Territory, both prior to and subsequent to Regulatory Approval. Simcere (or its Affiliate or sublicensee) shall file all required regulatory dossiers to obtain (and maintain) Regulatory Approval of the Product in the Field in the Territory and shall be the holder of such Regulatory Approvals in the Territory.

(b)    Unless otherwise agreed by the Parties in writing and except in exigent circumstance, prior to responding to, or submitting, any material communication to any Regulatory Authority with respect to the Product in the Territory, Simcere shall submit such response or communication to Kazia for review and shall consider in good faith any comments provided by Kazia.

(c)    Notwithstanding Section 4.5(a), Kazia (and its collaborators and contractors, such as GCAR) shall have the right to submit Regulatory Materials, communicate with Regulatory Authorities, and hold Regulatory Approvals with respect to the Product in the Territory solely to the extent required to continue and complete GBM AGILE or any other Global Clinical Trial, including the IND for GBM AGILE or such other Global Clinical Trial.

(d)    For Product that is first approved outside the Territory, Manufactured and supplied by Kazia to Simcere pursuant to Section 4.9(a), and approved in mainland China as an imported drug under an Imported Drug License (“IDL”), if applicable Laws do not allow Simcere to be the holder of the IDL or other Regulatory Materials related to such imported Product, then Kazia shall initially be the holder of the IDL and such Regulatory Materials for the sole benefit of Simcere, until Simcere is permitted by applicable Law to be the holder of the IDL and such Regulatory Materials, at which time Kazia shall use its best endeavors to promptly transfer the IDL and such Regulatory Materials to Simcere. While Kazia is the holder of the IDL and such Regulatory Materials, Kazia shall (i) subject to Section 4.5(b), appoint Simcere as its exclusive regulatory agent to communicate and handle regulatory activities relating to the IDL and such Regulatory Materials with the NMPA and other Regulatory Authorities in mainland China, (ii) appoint Simcere under the IDL as the exclusive distributor of the Product in mainland China, and (iii) not take any action that adversely affects the IDL and such Regulatory Materials in mainland China (without limiting the foregoing, Kazia shall not transfer the ownership of the corresponding Regulatory Approval of the Product outside the Territory to a Third Party, which transfer results in a change to the holder of the IDL in mainland China, unless the Third Party transferee expressly agrees to assume Kazia’s obligations to hold the IDL and such Regulatory Materials in mainland China for the benefit of Simcere as set forth above in this Section 4.5(d).

4.6    Data Sharing. At each JSC meeting, each Party shall keep the other Party reasonably informed on the Development activities conducted by or on behalf of such Party (including its Affiliates, licensees and sublicensees) for the Compound and Product, and, subject to applicable Laws, shall provide the other Party with copies of all data and results, including pre-clinical data, clinical reports and reasonable supporting documentation (such as protocols and data analysis plans) directly relevant to the Development of the Compound or Product, or Commercialization of the Product, in the Field, generated by or on behalf of such Party through the Development of the Compound and Product. Each Party shall have the right to use and reference such data and results provided by the other Party, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval of the Product in the Field in its territory.

4.7    Cross Reference. Each Party shall also keep the other Party reasonably informed on the regulatory activities conducted by or on behalf of such Party (including its Affiliates, licensees and sublicensees) for the Product, and shall promptly provide the other Party with copies of all Regulatory Materials directly relevant to the Development of the Compound or Product, or Commercialization of the Product, in the Field submitted to or received from Regulatory Authorities in the Territory. Kazia will also promptly provide Simcere with copies of any Regulatory Materials directly relevant to the Development of the Compound or Product, or Commercialization of the Product, in the Field in the Territory submitted by Kazia to or received from the US FDA, European Medicines Agency (EMA) and Pharmaceuticals and Medical Devices Agency of Japan. Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by or on behalf of such Party for the Product, which right of reference the other Party may use for the purpose of seeking, obtaining and maintaining Regulatory Approvals of the Product in the Field in such other Party’s territory.

4.8    Pharmacovigilance. Each Party hereby agrees to comply with its respective obligations under the Exhibit E with respect to the safety and pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring and to cause its Affiliates, licensees and sublicensees to comply with such obligations. Promptly following the Effective Date, but in no event later than the date of the first IND approval for any clinical trial of the Product received by Simcere, Kazia and Simcere shall enter into a written pharmacovigilance agreement which will be consistent with the above terms.

4.9    Manufacture and Supply.

(a)    Kazia shall (either by itself or through its Affiliate or Third Party contract manufacturer) Manufacture and supply the Compound and Product requested by Simcere in accordance with Exhibit F for Development and Commercialization use at a price equal to: (i) Manufacturing Cost plus a [***] markup, for Compound and Product supplied for Development use; and (ii) Manufacturing Cost plus a [***] markup, for Compound and Product supplied for Commercialization use. Kazia shall deliver the Compound and Product to Simcere CIF (Incoterms 2020) to Simcere designated port of import in the Territory, provided that Simcere shall reimburse Kazia for the reasonable shipping cost incurred for the delivery of the Product. The Parties must comply with the obligations in Exhibit F with respect to the supply of Compound and Product. The Parties may also negotiate in good faith and seek to agree to a detailed contract manufacturing agreement.

(b)    In addition to purchasing the Compound and Product from Kazia for Development and Commercialization use in the Territory pursuant to Section 4.9(a) above, Simcere shall have the right to Manufacture and have Manufactured the Compound and Product in the Territory, either by itself or through its own contract manufacturer, provided such contract manufacturer is located in the Territory. Upon Simcere’s reasonable request, Kazia shall make available to Simcere all Licensed Know-How directly related to the Manufacture of the Compound and Product in the Territory, and provide Simcere (or its designee) with any reasonable technical assistance to the extent necessary to enable Simcere (or its designee) to Manufacture the Compound and Product in the Territory, at no additional cost to Simcere (but subject to reimbursement of reasonable out-of-pocket cost). In addition, upon Simcere’s reasonable request, Kazia shall introduce Simcere to Kazia’s contract manufacturer for the Compound and Product and shall reasonably assist Simcere to negotiate a technology transfer agreement and, if such contract manufacturer Manufactures the Product in the Territory, a supply agreement directly with such contract manufacturer.

4.10    Commercialization.

(a)    Subject to Section 4.10(b), Simcere (either by itself or through its Affiliates and sublicensees) shall be responsible for all aspects of the Commercialization of the Product in the Field in the Territory, at Simcere’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Government Authorities regarding the price and reimbursement status of the Product; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of the Product in the Territory.

(b)    Simcere must only market, distribute and sell the Product in the Territory. Simcere (either by itself or through its Affiliates or sublicensees) must not sell any Product to parties where it knows or should know, or where it reasonably suspects, that the party may seek to sell the Product outside of the Territory.

(c)    Kazia must only market, distribute and sell the Product outside the Territory. Kazia (either by itself or through its Affiliates, licensees or sublicensees, other than Simcere and Simcere’s sublicensees) must not sell any Product to parties where it knows or should know, or where it reasonably suspects, that the party may seek to sell the Product in the Territory.

4.11    Reporting. Within sixty (60) days after the end of each calendar year, Simcere shall provide to Kazia a report summarizing its Development and Commercialization of the Product in the Field in the Territory. Together with each report, Simcere shall also provide to Kazia a summary of its plans for the Development and Commercialization of the Product in the next year. The Parties shall review and discuss such report and plan at the JSC meetings.

4.12    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action with respect to such product taken by virtue of applicable Law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Simcere shall have sole discretion with respect to any matters relating to any Remedial Action for the Product in the Field in the Territory. In the event that Simcere determines that any Remedial Action with respect to the Product should be commenced in the Field in the Territory, or if Remedial Action is required by any Regulatory Authority having jurisdiction over the matter in the Territory, Simcere will control and coordinate all efforts necessary to conduct such Remedial Action in the Field in the Territory and shall be responsible for all cost and expense of such Remedial Action (unless the Remedial Action is due to Manufacturing defect in the Compound or Product supplied by Kazia, in which case Kazia shall reimburse Simcere for the cost and expense of such Remedial Action). Notwithstanding the foregoing, to the extent possible, Simcere will consult with Kazia regarding any such Remedial Action plan and provide to Kazia a copy of any communication from, or which Simcere proposes to provide to, a Regulatory Authority relating to a Remedial Action. Kazia may review and provide comments on any proposed communications to a Regulatory Authority by Simcere, in which case Simcere must consider such comments in good faith and acting reasonably.

4.13    Regulatory/Quality Audit. Upon reasonable advance notice, Kazia shall have the right to audit the regulatory, safety, quality and compliance systems, procedures and practices of Simcere relating to the Development and Manufacture of the Compound and the Product in the Field in the Territory. Kazia may not conduct such audit more than once each calendar year unless (a) a prior audit in that calendar year discovers material non-compliance by Simcere with its obligations under this Agreement, or (b) a Regulatory Authority conducts an audit of Kazia or its Affiliates for the purpose of verifying any matter related to the Compound or Product. Such audit shall take place during Simcere’s normal business hours and shall not interfere with Simcere’s normal operations, and Simcere shall have the right to limit access to and/or redact information relating to other products. After the completion of the audit, Kazia shall promptly provide Simcere with a written audit report. If the audit reveals any potential or actual non-compliance by Simcere or its Affiliates or areas of improvement, the Parties shall discuss such findings and Simcere shall take corrective or improvement actions as mutually agreed by the Parties.

ARTICLE 5

Payments

5.1    Upfront Payment. Simcere shall pay to Kazia a one-time, non-refundable upfront payment of seven million Dollars ($7,000,000) within forty five (45) days after receipt of the invoice issued by Kazia after the Effective Date.

5.2    Equity Investment. Prior to or concurrently with the execution of this Agreement, the Parties (or their designated Affiliates) shall enter into a share subscription agreement, pursuant to which Kazia shall issue to Simcere, and Simcere shall subscribe from Kazia, four million Dollars ($4,000,000) of newly issued American Depository Shares of Kazia, each representing 10 ordinary shares of Kazia (the “ADSs”), at a purchase price per ADS equal to one hundred twenty percent (120%) [***].

5.3	Development Milestone Payments.

(a)    Milestone Events. Subject to the remainder of this Section 5.3, Simcere shall pay to Kazia the following one-time, non-refundable development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event:

Development Milestone Event	Milestone Payment in Dollars
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Milestone Conditions.

(i)    Each development milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved and/or the number of Products that achieve such milestone event. For milestone #3 (Obtainment of a MA for glioblastoma from NMPA), the milestone payments in either clause (a) or clause (b), but not both, may be due and payable. For clarity, the aggregate milestone payments under this Section 5.3 shall not exceed [***]

(ii)    “Initiation” of a human clinical trial means the first dosing of the first human subject enrolled in such clinical trial.

(iii)    “Successful completion of GBM AGILE” means that the results of such clinical trial meet all study endpoints specified in Exhibit D attached hereto.

(iv)    “additional major Indication” means (A) brain metastases from a primary tumour of the breast, lung, skin, colon, or kidney, or combination thereof, or (B) newly-diagnosed unmethylated glioblastoma, newly-diagnosed methylated glioblastoma, or recurrent glioblastoma; provided that in both (A) and (B) that at least fifty per cent (50%) of the patients covered by such new approval were not previously approved to receive treatment with the Product, and that the approval was the subject of a distinct MA filing to the applicable regulatory agency.

(v)    “additional non-major Indication” means primary brain tumours other than glioblastoma, and brain metastases from primary tumours other than those listed in Section 5.3(b)(iv).

(vi)    approvals in Indications which do not meet the definition of “additional major Indication” or “additional non-major Indication” will be discussed between the Parties in good faith to determine whether such approvals should be considered major or non-major Indications for the purposes of this Agreement.

For clarity, an additional major Indication or an additional non-major Indication shall require a separate MA to any other MA involving the Compound already in existence.

(c)    Notice and Payment. For milestone #2 ([***]), Kazia shall notify Simcere in writing within thirty (30) days after the first achievement of such milestone and shall provide Simcere with reasonable supporting documents for the achievement of such milestone [***]. For all other milestones set forth above, Simcere shall notify Kazia in writing within thirty (30) days after the first achievement of such milestone. Simcere shall pay to Kazia the corresponding milestone payment within forty five (45) days after the receipt of the invoice issued by Kazia after the achievement of such milestone. For the avoidance of doubt, payment in accordance with these terms must be made even where notice of milestone satisfaction is not provided in accordance with this clause 5.3(c).

5.4	Sales Milestone Payments.

(a)    Milestone Events. Subject to the remainder of this Section 5.4, Simcere shall pay to Kazia the following one-time, non-refundable sales milestone payments set forth in the table below when the aggregated annual Net Sales of the Product sold in the Territory in a calendar year first reach the corresponding threshold value indicated below.

First time aggregate annual Net Sales (in Dollars) of the Product in the Territory exceed:	Milestone Payment in Dollars
[***]	[***]
[***]	[***]
[***]	[***]

First time aggregate annual Net Sales (in Dollars) of the Product in the Territory exceed:	Milestone Payment in Dollars
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Milestone Conditions.    Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved. The Net Sales of Product sold in a region in the Territory after the expiration of the Royalty Term in such region shall not be included in the calculation of annual Net Sales to determine whether any Net Sales threshold has been achieved. The aggregate milestone payments under this Section 5.4 shall not exceed [***].

(c)    Notice and Payment. As part of the Royalty Report in Section 5.5(e), Simcere shall provide written notice to Kazia if the aggregated annual Net Sales of the Product in the Territory first reach any threshold value set forth in Section 5.4(a) above during the time period to which such report pertains. Simcere shall pay to Kazia the corresponding milestone payments within forty five (45) days after the receipt of the invoice issued by Kazia after the achievement of such milestone. For the avoidance of doubt, payment in accordance with these terms must be made even where notice of milestone satisfaction is not provided in accordance with this clause 5.4(c).

5.5	Royalty Payments.

(a)    Royalty Rate. Subject to the remainder of this Section 5.5, Simcere shall make quarterly non-refundable royalty payments to Kazia on the Net Sales of the Product sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of the Product sold in the Territory during the applicable calendar year.

For that portion of annual Net Sales (in Dollars) of the Product in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Royalty Term. Simcere’s obligation to pay royalties pursuant to this Section 5.5 shall expire, on a Product-by-Product and region-by-region basis, [***] after the First Commercial Sale of such Product in such region (the “Royalty Term”).

(c)    Royalty Conditions. The royalties under this Section 5.5 shall be subject to the following conditions:

(i)    only one (1) royalty shall be due with respect to each unit of Product, without regard to whether there is more than one Valid Claim or Licensed Patent claiming such Product;

(ii)    no royalties shall be due upon the sale or other transfer of the Product among Simcere, its Affiliates and sublicensees, but in such cases the royalty shall be due and calculated upon Simcere’s, its Affiliate’s or sublicensee’s Net Sales of Product to the first Third Party (other than sublicensee);

(iii)    no royalties shall accrue on the disposition of Product in reasonable quantities by Simcere, its Affiliates or sublicensees for use in clinical trials and other development work, as part of an expanded access program, as free samples, or as donations to non-profit institutions or government agencies for non-commercial purposes, provided that in each case no revenue is generated by Simcere, its Affiliates or sublicensees; and

(iv)    the Net Sales of Product sold in a region after the expiration of the Royalty Term in such region shall not be included in the calculation of annual Net Sales to determine the applicable royalty tiers.

(d)    Royalty Reductions.

(i)    If a Product is sold in a region in the Territory during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patents that claims the composition of matter of the Compound contained in such Product in such region, then the royalty rate applicable to the Net Sales of such Product in such region during such time shall be reduced by [***] of the royalty rate otherwise applicable to all Net Sales for such Product in the Territory under Section 5.5(a).

(ii)    If Simcere, its Affiliate or sublicensee, upon the advice of competent counsel properly qualified to provide the advice, requires and obtains a license under a Third Party patent where such composition of matter patent covers the Compound included in a Product, then Simcere shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to Section 5.5(a), an amount equal to [***] of the amount paid by Simcere or its Affiliate or sublicensee to such Third Party pursuant to such license during the same period; provided, however, that in no event shall the amount otherwise payable under Section 5.5(a) to Kazia with respect to such Product be reduced more than [***] of what would otherwise be due on the sale of such Product.

(e)    Report. Within forty five (45) days after the end of each calendar quarter, commencing with the First Commercial Sale of the Product in the Territory, Simcere shall provide Kazia with a royalty report that contains the following information for the applicable calendar quarter and calendar year (to date if not yet a full calendar year), on a Product-by-Product and region-by-region basis: (i) the number of units of each Product sold; (ii) the amount of gross sales of the Product, (iii) a calculation of Net Sales of the Product, (iv) a calculation of the royalty payment due on such Net Sales, including the application of any reduction made in accordance with Section 5.5(d), (v) the exchange rate for such region, and (vi) the aggregate annual Net Sales and whether any sales milestone has been achieved (“Royalty Report”).

(f)    Payment. Within ten (10) business days after the date on which the Royalty Report is given to Kazia (“Review Period”), Kazia may, acting reasonably and in good faith, make an enquiry to Simcere about any aspect of the Royalty Report (“Royalty Query”).

(i)    If at the end of the Review Period, Kazia has not made any Royalty Query, all amounts set out in the Royalty Report will be taken to be final and binding on the Parties and Simcere must, within forty five (45) days after the issue of a valid invoice by Kazia, pay to Kazia an amount equal to the royalty amount set out in Section 5.5(a), being the amount included in the Royalty Report in accordance with Section 5.5(e)(iv), in respect of Net Sales made during the period of the relevant Royalty Report.

(ii)    If a Royalty Query is made within the Review Period, then Simcere must properly respond to such Royalty Query, including (if applicable) providing evidence to support the amounts set out in the Royalty Report. If the Royalty Query has not been resolved within forty-five (45) business days after the Royalty Query is made, Kazia may exercise its audit right in accordance with Section 5.11.

(iii)    Where a Royalty Query is: (a) resolved or otherwise agreed by the Parties; or (b) determined by an Auditor in accordance with Section 5.11, Kazia must issue an invoice to Simcere for the agreed or determined royalty amount and Simcere must pay that amount within forty-five (45) days after issue of the invoice.

5.6    Kazia’s Third Parties Payment Obligations. Kazia shall be solely responsible for the payment of royalty, milestone and other payments due to Third Parties under any agreements between Kazia (or its Affiliates) and Third Parties (including the Genentech Agreement) on account of Simcere’s, its Affiliates’ and sublicensees’ Development, Manufacture and Commercialization of the Product in the Field in the Territory.

5.7    Currency; Exchange Rate. All payments due from Simcere to Kazia under this Agreement shall be made by Simcere in Dollars by bank wire transfer in immediately available funds to a bank account designated by Kazia in writing. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported by Bank of China for the first, middle and last business days of the applicable reporting period for the payment due.

5.8    Blocked Currency. If the conversion of a local currency in the Territory into Dollars or transfer of funds out of a region in the Territory becomes materially restricted, forbidden or substantially delayed due to applicable Laws, then Simcere must immediately notify Kazia and amounts accrued in such region may be paid by Simcere in local currency into an account in a local bank designated by Kazia, or such legal payment method as otherwise directed by Kazia. If the conversion of local currency into Dollars or transfer of funds out of a region in the Territory is materially restricted, forbidden or substantially delayed due to applicable Laws for more than eight (8) months and while it continues, Kazia may, at its sole discretion, terminate this Agreement with immediate effect by giving written notice to Simcere.

5.9    Late Payments. If Kazia does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of prime (as reported Bank of China) plus two (2) percentage points or the maximum rate allowable by applicable Law, whichever is less. Notwithstanding the foregoing, the interest set forth in this Section 5.9 shall not apply if the payment is delayed due to government restriction on currency conversion or transfer of funds out of a region in the Territory.

5.10    Taxes.

(a)    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. For clarity, all payment amounts in this Article 5 are on a pre-tax basis.

(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. To the extent Simcere is required to deduct and withhold taxes on any payment to Kazia, Simcere shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Kazia. Kazia shall provide Simcere any tax forms that may be reasonably necessary in order for Simcere to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Kazia shall use reasonable efforts to provide any such tax forms to Simcere in advance of the due date. At the request and expense of Kazia, Simcere shall provide reasonable assistance to enable the recovery, to the extent permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement.

5.11    Records and Audit.

(a)    Simcere shall maintain complete and accurate records of its, and its Affiliates’ and sublicensees’ sales, transfers and other dispositions of the Product necessary for the calculation of payment due to Kazia under this Agreement. Simcere shall maintain such records for the longer of (i) the period of time required under any applicable Law, and (ii) three (3) years following the end of the calendar year to which of such records pertain.

(b)    Kazia may, at any time during the Term and for a period of three (3) years following the expiration or termination of this Agreement, through an independent certified public accountant nominated by Kazia and acceptable to Simcere (the “Auditor”), undertake an audit of Simcere’s records related to the sale and disposition of the Product, for the three (3) year period before such notice for the purpose of verifying all payments made under this Agreement (“Audit”). Simcere shall, no later than thirty (30) days of Kazia’s notice of an Audit, permit the Auditor to have access to Simcere’s records related to the sale and disposition of the Product, for the three (3) year period before such notice and during Simcere’s normal business hours for the purpose of undertaking the Audit. The Auditor shall be required to enter into a confidentiality agreement reasonably acceptable to Simcere to protect the confidentiality of Simcere’s records before the Audit starts. Kazia may not conduct an Audit more than once each calendar year unless: (i) a prior Audit in that calendar year determined an error by Simcere resulting in underpayment to Kazia of greater than five percent (5%) for the audited period; or (ii) Kazia is required to verify payments made under this Agreement as a result of Genentech seeking to conduct an audit in accordance with the terms of the Genentech Agreement.

(c)    Kazia shall bear the cost of an Audit under this Section 5.11, unless the Auditor’s audit report reveals an uncontested underpayment by Simcere of more than five percent (5%) of the amount actually due for the time period being audited or a material breach by Simcere of its obligations under this Agreement, in which case Simcere shall reimburse Kazia for the costs of the relevant Audit.

(d)    Upon completion of the Audit, the Auditor shall deliver its audit report to both Parties. Where the Auditor’s audit report shows that payments made by Simcere are deficient, Simcere shall pay to Kazia the uncontested underpayment within sixty (60) days after the date of the Auditor’s audit report, plus interest (as set forth in Section 5.9) from the original due date. If the Auditor’s audit report reveals an uncontested overpayment by Simcere, then Simcere may take a credit for such uncontested overpayment against any future payments due to Kazia (if there will be no future payment due, then Kazia shall promptly refund such amount to Simcere). Contested amounts are subject to dispute resolution by an Expert under Exhibit H. The full amount of any underpayment by Simcere determined to be payable to Kazia pursuant to this Section 5.11(d) shall accrue interest in accordance with Section 5.9.

(e)    Where the Auditor’s audit report shows that Simcere is in breach of its obligations under this Agreement, the Parties will promptly meet to agree a remediation plan such that any breach by Simcere may be remedied. In such case, Kazia must provide to Simcere reasonable evidence of the relevant findings set out in the Auditor’s audit report.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1    Inventions.

(a)    Each Party shall solely own all Inventions invented or developed solely by or on behalf of such Party, including its and its Affiliate’s employees, contractors and/or agents. The Parties shall jointly own all Inventions invented or developed jointly by both Parties. Except to the extent restricted by the licenses and other rights granted to the other Party under this Agreement or any other agreement between the Parties, with respect to jointly developed Inventions each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the jointly owned Inventions without the duty of accounting or seeking consent from the other Party.

(b)    Each Party shall promptly disclose to the other Party all Inventions invented or developed by or on behalf of such Party under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable request from the other Party for additional information relating to such Inventions.

(c)    Simcere hereby grants to Kazia a non-exclusive and royalty free license under any Inventions invented or developed solely by Simcere to (i) research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Compound and Product in the Field outside the Territory, (ii) conduct non-clinical research, GBM AGILE and other Global Clinical Trials in each case for the Compound and the Product in the Field in the Territory, and (iii) Manufacture the Compound and Product in the Territory for export out of the Territory, which license shall be sublicenseable by Kazia provided that the sublicensee grants to Kazia a sublicensable license under any invention invented or developed by the sublicensee through the Development, Manufacture or Commercialization of the Product so that Kazia can include such invention in the Licensed IP and the license granted to Simcere hereunder.

6.2    Patent Prosecution.

(a)    As between the Parties, Kazia shall have the first right to file, prosecute and maintain all Licensed Patents throughout the world, at Kazia’s own cost and expense.

(b)    Kazia shall consult with Simcere and keep Simcere reasonably informed of the status of the Licensed Patents in the Territory and also in the US and EU, and shall promptly provide Simcere with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Kazia shall promptly provide Simcere with drafts of all proposed material filings and correspondence to any patent authority in the Territory with respect to the Licensed Patents for Simcere’s review and comment prior to the submission of such proposed filings and correspondences. Kazia shall consider in good faith Simcere’s comments prior to submitting such filing and correspondences.

(c)    Kazia shall notify Simcere of any decision to cease prosecution or maintenance of any Licensed Patents in the Territory. Kazia shall provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, upon Simcere’s request, Kazia shall transfer the prosecution and maintenance of such Patents in the Territory to Simcere, and Simcere shall have the right to continue prosecution or maintenance of such Patents in the Territory at Simcere’s own expense.

(d)    Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 6.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

6.3    Patent Enforcement.

(a)    [***].

(b)    [***]

(c)    [***]

(d)    [***]

(e)    [***]

(f)    [***][***]

(g)    [***]

6.4 [***]

(a)    [***]

(b)    [***]

6.5 [***]

6.6    Bankruptcy Protection. All licenses granted by a Party to the other Party under this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent Laws (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. To the extent permitted by Law, as the licensee, the non-bankruptcy Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the bankruptcy of a Party, the non-bankruptcy Party, as the licensee, shall, to the extent permitted by Law, further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankruptcy Party, unless the bankruptcy Party elects to continue, and continues, to perform all of its obligations under this Agreement.

6.7    Trademarks.

(a)    Kazia hereby grants to Simcere a non-exclusive license (with the right to sublicense) for the Term to the trademarks and trade names Controlled by Kazia and used by Kazia in connection with the Product (“Licensed Trademarks”) solely in order for Simcere to Commercialize the Product in the Field in the Territory. During the Term, Kazia shall not grant any licence under the Licensed Trademarks to any Third Party in order for the Third Party to Commercialize the Product in the Territory. Kazia shall own all rights in the Licensed Trademarks, and all goodwill in the Licensed Trademarks shall accrue to Kazia. Kazia shall register, maintain and enforce, at its own cost, expense and discretion, the Licensed Trademarks in the Territory as Kazia determines reasonably necessary.

(b)    In addition to (or in lieu of ) the Licensed Trademarks, Simcere shall have the right to brand the Product for use in connection with its Commercialization in the Territory using Simcere related trademarks and any other trademarks and trade names (including Chinese character trademarks and trade names) Simcere determines appropriate for the Products, which may vary by region or within a region in the Territory (“Product Marks”). Simcere shall own all rights in the Product Marks, and all goodwill in the Product Marks shall accrue to Simcere. Simcere shall register, maintain and enforce, at its own cost and expense, the Product Marks in the Territory as Simcere determines reasonably necessary.

6.8    License Registration. If required or permitted by applicable Laws, Simcere may register the license granted by Kazia to Simcere hereunder with Government Authorities in the Territory, including the China National Intellectual Property Administration, by submitting this Agreement (or a simplified and/or Chinese language version of this Agreement) and other required documents to the applicable Government Authorities. Upon Simcere’s reasonable request, Kazia shall execute such documents and take such further action reasonably required by Simcere in connection with such registration.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.

7.2    Exceptions. The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a)    is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)    is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c)    is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)    is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3    Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 and 7.6, a Party may disclose the other Party’s Confidential Information to any Affiliate, actual or bona fide potential sublicensee, subcontractor, agent, officer, investor, professional adviser, banker, auditor, clinician or other consultant (each a “Recipient”) only if the disclosure is made strictly on a “need to know basis” and, prior to the disclosure, the Party (i) notifies the Recipient of the confidential nature of the Confidential Information to be disclosed, and (ii) the Recipient enters into a written agreement of confidentiality with the Party, or the Recipient is bound by professional or ethics obligation regarding confidentiality, which in either case is at least as restrictive as the obligations in this Article 7 (provided that the duration of such confidentiality obligation can be shorter (but no less than five (5) years) for a Recipient that is a banker, investor, or other financial partners). Without limiting the foregoing, a Party may disclose Confidential Information to the extent:

(a)    such disclosure is necessary: (i) for the filing, prosecution and enforcement of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for Product; (iii) for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) in connection with the exercise of a Party’s rights or the performance of its obligations hereunder;

(b)    such disclosure is required by applicable Laws, judicial or administrative process, provided that in such event, to the extent possible, such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 7.3(b) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to Law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

7.4    Breach by Recipient. A Party which discloses the other Party’s Confidential Information to a Recipient, is liable for breach of this Article 7 by a Recipient as if the Recipient was a Receiving Party in relation to the Confidential Information disclosed to the Recipient.

7.5    Scientific Publication.

(a)    Except to the extent required by applicable Laws, Simcere shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Compound or Product other than in the Territory and with Kazia’s approval. Simcere shall provide Kazia with a draft of any proposed publication relating to the Compound or Product at least thirty (30) days prior to its intended submission for publication. Upon Kazia’s request, Simcere shall remove any and all of Kazia’s Confidential Information from the proposed publication, and shall delay the submission for a period up to ninety (90) days to allow time for the preparation and filing of a patent application directed to any Inventions disclosed in such publication. Simcere shall also provide Kazia a copy of the manuscript at the time of the submission.

(b)    Kazia shall keep Simcere informed on any scientific publication relating to the Compound and Product and shall provide Simcere with a draft of any such proposed publication for review at least thirty (30) days prior to its intended submission for publication. Kazia shall consider Simcere’s comments in good faith and shall not include any Confidential Information of Simcere in its publication, but Simcere shall not have the right to approve Kazia’s publication.

7.6    Publicity.

(a)    The Parties have agreed on language of press release for each Party announcing this Agreement, which is attached hereto as Exhibit G, to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 7.6 and Section 7.3, no disclosure of the terms of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

(b)    A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent agency) or the stock exchange on which such Party’s or its Affiliate’s stock is publicly traded (the “Securities Regulators”) to the extent required by Law or the rules of the Securities Regulator after complying with the procedure set forth in this Section 7.6. In such event, the Party seeking such disclosure will, where possible, prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Laws. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement as represented by the redacted version reviewed by the other Party or to the extent otherwise reasonably possible.

(c)    Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Securities Regulators) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law or the rules of the Securities Regulator, provided that the Party seeking such disclosure, where possible, first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Law or the rules of the Securities Regulator and where possible) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) business days of such Party’s providing the copy, that the public disclosure of previously undisclosed information may adversely affect the Development and/or Commercialization of the Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

7.7    Prior CDA. This Agreement supersedes the Confidentiality Agreement between the Parties dated 21 April 2020 (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 7.

7.8    Equitable Relief. Each Party acknowledges that a breach of this Article 7 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

ARTICLE 8

TERM AND TERMINATION

8.1    Term.

(a)    Subject to clause 8.1(b), the term of this Agreement (“Term”) shall commence upon the Effective Date and, unless terminated by either Party pursuant to Section 8.2, shall continue in full force and effect, on Product-by-Product and region-by-region basis, until the expiration of the Royalty Term for such Product in such region. After the expiration (but not early termination) of the Term for a particular Product in a particular region, the licenses granted by Kazia to Simcere hereunder shall continue and shall become fully paid, royalty free, perpetual and irrevocable with respect to such Product in such region.

(b)    The formation of a binding contract by this Agreement, other than this Section 8.1 and Article 1 (Definitions), Section 5.2 (Equity Investment), Article 7 (Confidentiality) and Article 11 (General Provisions) is subject to the fulfilment of the obligation in Section 5.2 to enter into the Share Subscription Agreement. Where that obligation is not fulfilled within forty five (45) days of the Effective Date, Kazia will be entitled to terminate this Agreement (to the limited extent it applies) upon written notice to Simcere with immediate effect.

8.2    Termination.

(a)    Termination where Development or Commercialization deemed unviable. At any time during the Term, if Simcere considers that the Development of the Compound or Product, or Commercialization of the Product, in the Field in the Territory is unviable, Simcere may request to terminate this Agreement (either in whole or on a Product-by-Product and region-by-region basis) by providing written notice to Kazia. The Parties must discuss any such notice in good faith and following reasonable efforts to remediate, either Party may terminate this Agreement (either in whole or on a Product-by-Product and region-by-region basis as requested by Simcere in its notice) on the basis of such notice by providing written notice of termination to the other Party, which notice includes an effective date of termination at least thirty (30) days after the date of the notice.

(b)    Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have sixty (60) days from such notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the cure period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. If the allegedly breaching Party disputes the existence, materiality or cure of the alleged breach, the other Party shall not have the right to terminate this Agreement until it has been determined pursuant to Section 11.6 that the alleged breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within thirty (30) days after the conclusion of that dispute resolution procedure.

(c)    Termination by Kazia. Kazia may immediately terminate this Agreement by providing written notice of termination to Simcere if Simcere (i) materially breaches any of its representations or warranties under Article 9, (ii) materially breaches any of its obligations under Article 5, or (iii) fails to use Commercially Reasonable Efforts to satisfy each milestone event under Article 5 or to Develop and Commercialize the Licensed IP; and, in each case, fails to remedy the breach in (i), (ii) or (iii) within sixty (60) days of being given notice to do so by Kazia.

8.3    Effect of Termination.

(a)    Termination of Simcere’s License. Upon the early termination of this Agreement for any reason, all rights and licenses granted by Kazia to Simcere under this Agreement shall terminate.

(b)    Specific Consequences.

(i)    Reversion License. Upon early termination of this Agreement for any reason, Simcere shall grant to Kazia an exclusive license under the data, results and other Inventions generated by Simcere through the Development, Manufacture and Commercialization of the Compound and Product to research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Compound and Product in the Field, which license shall not be subject to a royalty payment unless the Agreement is terminated by Simcere for Kazia’s uncured material breach, in which case any such royalty payment to Simcere will be negotiated and agreed by the Parties and shall become effective only upon such termination and the Parties’ agreement on such royalty payment. Upon expiration of this Agreement, Simcere shall grant to Kazia a non-exclusive license under the data, results and other Inventions generated by Simcere through the Development, Manufacture and Commercialization of the Compound and Product to research, Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Compound and Product in the Field, which license shall not be subject to a royalty payment.

(ii)    Payment. Upon expiration or early termination of this Agreement for any reason, Simcere must pay to Kazia in accordance with the terms of this Agreement any unpaid invoices submitted before termination or any invoices submitted by Kazia after termination in relation to royalties or other payments accrued before termination and due in accordance with Article 5.

(iii)    Cessation of activities. Upon early termination of this Agreement for any reason, Simcere must cease conducting any activities with respect to Development or Manufacture of any Compound or Products and Commercialization of Products. Simcere must also discontinue making any representations regarding its status as a licensee of Kazia for any Products.

(iv)    Reversion of prosecution and maintenance of Patents. Upon expiration or early termination of this Agreement for any reason, Simcere must transfer the prosecution and maintenance of such Licensed Patents in the Territory to Kazia it, at any time during the Term, became responsible for in accordance with Section 6.2(c).

(v)    Regulatory Materials. Upon early termination of this Agreement for any reason, Simcere shall, to the extent permitted by applicable Laws, transfer and assign to Kazia all of Simcere’s and its Affiliates’ right, title and interest in and to any and all Regulatory Approvals and other Regulatory Materials for the Product.

(vi)    Data. Upon expiration or early termination of this Agreement for any reason, subject to applicable Laws, Simcere shall provide Kazia with copies of any data and results generated from clinical trials and other studies of the Product which were not previously provided to Kazia by Simcere.

(vii)    Product Inventory. Upon early termination of this Agreement for any reason, Kazia shall have the right to purchase from Simcere all or part of the inventory of the Product held by Simcere as of the effective date of termination at a price equal to the cost paid by Simcere for such inventory (or Simcere’s fully burdened manufacturing cost if such inventory is manufactured by Simcere itself). Kazia shall notify Simcere whether Kazia elects to exercise such right within thirty (30) days after the effective date of termination. If Kazia does not exercise such right, then Simcere shall have the right to continue to sell any remaining inventory of the Product, for a period of no more than one (1) year after the date of termination, provided that Simcere continues to pay Kazia royalties on the Net Sales of the Product sold after termination in accordance with Section 5.5.

(viii)    Product Marks. Upon early termination of this Agreement for any reason, Simcere shall assign to Kazia all Product Marks that relate exclusively to the Product (which, for clarity, exclude the corporate names and logos of Simcere, its Affiliates and sublicensees). Simcere must also provide to Kazia all records, information and documents related to the registration and maintenance of any Product Marks which will be transferred to Kazia in accordance with this Section 8.3(b)(viii).

(ix)    Transition Assistance. Upon early termination of this Agreement for any reason, at Kazia’s reasonable request and expense, Simcere shall provide assistance to Kazia as may be reasonably necessary or useful for Kazia to commence or continue the Development, Manufacture or Commercialization of the Product in the Field in the Territory, for a period of no more than six (6) months after the effective date of such termination, and to the extent Simcere is then performing or having performed such activities, including transferring or amending as appropriate, upon Kazia’s request, any contracts with Third Parties for services related to the Development, Manufacture or Commercialization of the Product in the Field in the Territory. If any such contract is not assignable to Kazia, then Simcere shall reasonably cooperate with Kazia in its efforts to obtain such services from such Third Party.

(c)    Return of Confidential Information. Upon early termination of this Agreement for any reason, each Party must (i) immediately cease using all Confidential Information of or relating to the other Party (or the other Party’s Affiliate), (ii) deliver to the other Party all documents and other materials in its possession or control containing, recording or constituting that Confidential Information or destroy, and certify to the other Party that it has destroyed, those documents and materials, and (iii) for Confidential Information stored electronically, permanently delete that Confidential Information from all electronic media on which it is stored, so that it cannot be restored. Notwithstanding the foregoing, a Party shall be permitted to retain a copy (or copies, as necessary) of Confidential Information of or relating to the other Party which it has the right to retain under this Agreement, or otherwise for archival purposes or as required by any applicable Law, and neither Party shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created by automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with standard archiving and back-up procedures. For the avoidance of doubt, the confidentiality obligations under Article 7 will continue to apply to any retained Confidential Information.

(d)    Clinical Trial Transition Assistance. The Parties agree to provide reasonable run off and transitional assistance if a clinical trial is ongoing as at the date of expiration or termination of this Agreement, to ensure trial participants affected by termination receive adequate medical care, provided that if Kazia wishes to continue such clinical trial, then Kazia shall be bear the cost of such transition.

8.4    Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Sections 5.11, 6.1, 6.7(a), Article 7, Sections 8.3, 8.4, and 8.5, Article 10 and Article 11.

8.5    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)    it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)    as of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)    it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d)    it shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

9.2    Additional Representations and Warranties of Kazia. Kazia represents, warrants, and covenants (as applicable) to Simcere that, as of the Effective Date:

(a)    Kazia is the sole owner of the Licensed IP (other than Licensed IP that is in-licensed by Kazia from Genentech under the Genentech Agreement), free and clear of all liens, and Kazia has the right to grant to Simcere the rights and licenses under the Licensed IP as purported to be granted hereunder;

(b)    Kazia has obtained all necessary government approvals required for the grant of the license and the transfer of the Licensed IP to Simcere, including such approvals required by applicable technology export control laws, and Kazia will do and execute or procure to be done and executed all such further acts, things, agreements and other documents as may be necessary to give effect to the terms of this Agreement, including to comply with the applicable technology import and export laws and regulations;

(c)    Kazia and its Affiliates have not granted, and will not grant during the Term, any rights in the Licensed IP that are inconsistent with the rights granted to Simcere under this Agreement;

(d)    to the best of their knowledge, Kazia and its Affiliates have not infringed or misappropriated any intellectual property of any Third Party during its development and manufacture of the Compound and Product, and have not received any notice from any Third Party asserting or alleging any such infringement;

(e)    to the best of Kazia’s knowledge, after undertaking the inquiries set out in Exhibit I, the Development, Manufacture and Commercialization (as contemplated by the Parties as of the Effective Date) of the Compound and Product (as such Compound and Product exist as of the Effective Date) can be carried out under this Agreement without infringing or misappropriating any intellectual property rights of any Third Party; there is no pending or, to the knowledge of Kazia and its Affiliates, alleged or threatened, adverse actions, suits, proceedings, or claims against Kazia or its Affiliates involving the Licensed IP, Compound or Product;

(f)    to the best of their knowledge, Kazia and its Affiliates are not aware of any infringement or misappropriation of any Licensed IP by any Third Party;

(g)    Exhibit B includes all Patents Controlled by Kazia and its Affiliates as of the Effective Date that claim or cover the Compound and Product, all of which have been diligently prosecuted and maintained in accordance with applicable Laws;

(h)    there is no pending or, to the knowledge of Kazia and its Affiliates, alleged or threatened, re-examination, opposition, interference or litigation, or any written communication alleging that any Licensed Patent is invalid or unenforceable anywhere in the world;

(i)    Kazia (including its Affiliates and, to the best of its knowledge, its contractors) has complied with all applicable Laws in connection with the development of the Compound and Product, and has not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or to its knowledge, is the subject of a debarment proceeding by any Regulatory Authority;

(j)    except for the Genentech Agreement, there is no agreement between Kazia or its Affiliates and any Third Party pursuant to which Kazia or its Affiliates obtained any right or license to the Compound or Product or any intellectual property rights related to the Compound or Product;

(k)    Kazia has provided Simcere with a true and complete copy of the Genentech Agreement, and the Genentech Agreement is in full force and effect; Kazia has the right to grant to Simcere the sublicense under the Genentech Agreement as purported to be granted hereunder; no written notice of default or termination has been received or given under the Genentech Agreement; and there is no act or omission by Kazia that would provide a right to terminate the Genentech Agreement;

(l)    during the Term of this Agreement, Kazia shall, at its own cost and expense, use best efforts to maintain the Genentech Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under the Genentech Agreement in any manner that materially diminishes the rights or licenses granted to Simcere hereunder, without first notifying Simcere and shall obtain Simcere’s consent (not to be unreasonably withheld). If despite of Kazia’s best efforts, the Genentech Agreement is terminated, Kazia shall use best efforts to assist Simcere to obtain a direct license from Genentech. Where Simcere obtains a direct license from Genentech, the payment provisions of this Agreement will apply as though such license continued to be granted by Kazia, save that Simcere may deduct from any payment due to Kazia under this Agreement any payment Simcere is obliged to make to Genentech under its license agreement with Genentech. In such circumstances, Kazia shall have the right (limited to Section 5.11) to audit and confirm any payments due to Genentech under Simcere’s license agreement with Genentech;

(m)    in the event of any notice of breach of the Genentech Agreement by Kazia in a manner that will or is likely to affect Simcere’s rights or obligations under this Agreement, Kazia shall immediately notify Simcere in writing, and if Kazia fails to cure such breach in a timely manner, Simcere shall have the right, but not the obligation, to cure such breach and to seek reimbursement of or offset any reasonable amount incurred or paid by Simcere in connection with the cure against amount payable to Kazia hereunder;

(n)    in the event of any notice of breach of the Genentech Agreement by Genentech in a manner that will or is likely to materially affect Simcere’s rights or obligations under this Agreement, Kazia shall immediately notify Simcere in writing and, where it is reasonable for Kazia to do so, take reasonable actions requested by Simcere to enforce the Genentech Agreement; and

(o)    to the best of Kazia’s knowledge, all information provided by Kazia to Simcere for due diligence purposes in relation to this Agreement is complete and accurate in all material respects. Without limiting the foregoing, to the best of its knowledge, Kazia has disclosed to Simcere and made available to Simcere for review all material non-clinical and clinical data for the Compound and Product, and all other material information (including relevant correspondence with Regulatory Authorities) relating to the Compound and Product, in each case that would be material for Simcere to assess the safety and efficacy of the Compound and Product.

9.3    Additional Representations and Warranties of Simcere. Simcere represents, warrants, and covenants (as applicable) to Kazia that, as of the Effective Date and on each day during the Term, in conducting activities contemplated under this Agreement, Simcere will:

(a)    hold the necessary Regulatory Approvals to perform its obligations under this Agreement;

(b)    comply with all applicable Laws, including those related to Manufacture, use, labelling, importation and marketing of Products;.

9.4    Disclaimer. TO THE EXTENT PERMITTED BY LAW, EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Both Parties understand that the Compound and Product are the subject of ongoing research and development and neither Party can assure that any Compound or Product can be successfully Developed and Commercialized.

ARTICLE 10

INDEMNIFICATION; LIABILITY

10.1    [***]

(a)    [***]

(b)    [***]

[***]

(c)    [***]

(d)    [***]

10.2    [***]

(a)    [***]

(b)    [***]

(c)    [***]

(d)    [***]

10.3    [***]

10.4    [***]

10.5    Limitation of Liability. SUBJECT TO SECTION 10.6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

10.6    Personal Injury. Nothing in this Agreement operates to exclude or restrict a Party’s liability for personal injury.

10.7    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least sixty (60) days prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.

ARTICLE 11

GENERAL PROVISIONS

11.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes, pandemic, or other acts of God, or acts, omissions or delays in acting by any Government Authority (each a “Force Majeure Event”). The affected Party shall notify the other Party in writing of a Force Majeure Event, including the circumstances of that Force Majeure Event, as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure the Force Majeure Event or to perform its obligations in spite of the ongoing circumstances. If a Force Majeure Event continues for more than eighteen (18) months and while it continues, the Party other than the affected Party may, at its sole discretion, terminate this Agreement by giving written notice to the affected Party.

11.2    Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its business or assets to which this Agreement relates. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier, sent by registered or certified mail, postage prepaid, return receipt requested or sent by email, addressed as follows:

If to Kazia:

Kazia Therapeutics, Ltd.
L24, 300 Barangaroo Avenue
Sydney, NSW 2000
Australia
Attn: Chief Executive Officer
Email: [***]

with a copy to:

K&L Gates
L25, 525 Collins Street
Melbourne, VIC 3000
Australia
Attn: [***]
Fax: +61 3 9205 2055
Email: [***]

If to Simcere:

Jiangsu Simcere Pharmaceutical Co, Ltd.
No. 699-18 Xuanwu Avenue, Xuanwu District
Nanjing City, Jiangsu Province
China 210042
Attn: Corporate Counsel
Fax: +86 25 8526 2330

with a copy to:

Simcere of America, Inc
20 Acorn Park Drive, Suite 200,
Cambridge, MA 02140
Attn: [***], SVP, BD
Telephone: (857)242-4364 x1005
E-mail: [***]

and a copy to:

Cooley LLP
IFC - Tower 2, Level 35, Unit 3510
8 Century Avenue
Pudong New Area
Shanghai, China 200120
Attn: [***]
Fax: +86 21 6030 0700

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the third (3rd) business day after dispatch if sent by nationally-recognized overnight courier; (c) on the seventh (7th) business day following the date of mailing, if sent by mail; or (d) if sent by email, two (2) hours after the time the email is sent to the recipient’s email address, as recorded on the sender’s email system, unless the sender receives within that time period, an automatic notification (other than an out of office message) indicating that the email has not been delivered.

11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.

11.6    Dispute Resolution

(a)    The Parties shall negotiate in good faith and use good faith efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. Any such dispute, controversy or claim shall be referred to the Executive Officers of the Parties for attempted resolution. In the event the Executive Officers are unable to resolve such dispute, controversy or claim within thirty (30) days after such matter is referred to them, then, upon the written request of either Party, such dispute, controversy or claim shall be (i) if arising from or related to Section 5.11(d), referred to an Expert and determined in accordance with Exhibit H, or (ii) if arising from or related to any section of this Agreement other than Section 5.11(d) finally resolved by binding arbitration administered by Singapore International Arbitration Centre (“SIAC”) pursuant to its arbitration rules. Judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)    If a dispute it to be resolved by arbitration under Section 11.6(a)(ii), the arbitration shall be conducted by a single arbitrator mutually agreed by the Parties within thirty (30) days after initiation of arbitration. If the Parties are unable or fail to agree upon the arbitrator, the arbitrator shall be appointed by SIAC. The arbitration shall be held in Singapore, all arbitration proceedings and communications shall be in English and the following terms shall apply:

(i)    Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(ii)    The “prevailing” Party, as determined by the arbitrator, shall be entitled to (A) its share of fees and expenses of the arbitrators, and (B) its reasonable attorneys’ fees and associated costs and expenses. If the arbitrator determines that, given the scope of the arbitration, neither Party “prevailed”, the arbitrator shall order that the Parties (A) share equally the fees and expenses of the arbitrator’s fees and any administrative fees of arbitration, and (B) bear their own attorney’s fees and associated costs and expenses.

(iii)    Except to the extent necessary to confirm an award or as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

(c)    Notwithstanding the foregoing, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved by the Executive Officers as set forth in Section 11.6(a), such dispute shall not be submitted to an arbitration proceeding and instead, unless otherwise agreed by the Parties in writing, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

11.7    Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

11.8    Headings; Language. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

11.9    Independent Contractors. It is expressly agreed that Kazia and Simcere shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Kazia nor Simcere shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.10    Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.11    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

11.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.13    Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

11.14    Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Executed by Simcere Pharmaceutical Co., Ltd.:

Signature of Chief Executive Officer

/s/ Jinsheng Ren
Jinsheng Ren
Name (please print)

Executed by Kazia Therapeutics, Ltd. AC 063 259 754 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director or company secretary*

*delete whichever does not apply

Name (please print)	Name (please print)

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Executed by Simcere Pharmaceutical Co., Ltd.:

Signature of Chief Executive Officer

Jinsheng Ren
Name (please print)

Executed by Kazia Therapeutics, Ltd. ACN 063 259 754 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director or company secretary*

*delete whichever does not apply

/s/ James Garner	/s/ Kate Hill
James Garner	Kate Hill
Chief Executive Officer	Company Secretary
Name (please print)	Name (please print)

[***]

[***]

Exhibit C:Technology Transfer Plan

1.	Project Scope:

Upon execution of the Agreement the Parties will effect transfer of the Key Items listed below from Kazia to Simcere. Technology transfer for manufacturing will be elected by Simcere and a detailed plan will be discussed and agreed between the Parties.

[***]

[***]

4.	Governance and Support

JSC will oversee the Technology Transfer.

For data and information that is necessary for regulatory filing and Development of the Compound or Product in the Territory but not under Kazia’s control, Kazia will reasonably assist Simcere to seek to acquire such data and information, at Simcere’s sole expense.

Exhibit D:Endpoints of GBM AGILE

The primary endpoint of GBM AGILE will be Overall Survival (OS), defined as the time from randomization to death from any cause. Patients still alive at the time of an analysis will be considered censored at their date of last contact.

Paxalisib will be deemed to have met its primary endpoint if the final probability of HR [Hazard Ratio] < 1.0 is at least 0.98, based on Kaplan-Meier analysis of the Intent-to-Treat dataset.

The Parties acknowledge that, as of the Effective Date, Kazia and GCAR are in discussion with NMPA regarding the design and conduct of GBM AGILE in China. In the event that NMPA recommends additional requirements or criteria for GBM AGILE, then “successful completion of GBM AGILE” shall also require that such additional requirements or criteria are met by GBM AGILE.

Exhibit E: Pharmacovigilance Terms

1.    Definitions

In this Exhibit E:

“Adverse Event” means an untoward medical occurrence in a patient or clinical investigation subject administered a Product and which does not necessarily have to have a causal relationship with this treatment. An Adverse Event can therefore by any unfavourable and/or unintended sign (including an abnormal laboratory find, for example), symptom, or disease temporarily associated with the use of a medicinal product, whether or not considered related to the medicinal product. Adverse Events may also include pre- or post-treatment complications that occur as a result of protocol mandated procedures, lack of efficacy, overdose or drug abuse/misuse reports. Pre- existing events that increase in severity or change in nature during or as a consequence of participation in a clinical study with all be considered Adverse Events;

“FDA” means the U.S. Food and Drug Administration;

“Investigator Brochure” means a comprehensive document summarizing the body of information about an investigational product (“IP” or “study drug”) obtained during preclinical and clinical development, compiled in accordance with the principles described by the International Committee for Harmonisation; and

“SUSAR” means a serious, unexpected or suspected Adverse Reaction.

2.    Reporting to Regulatory Authorities

Simcere shall be responsible for all necessary safety data reporting to Regulatory Authorities within the Territory, in accordance with applicable Laws. Kazia shall be responsible for all necessary safety data reporting to Regulatory Authorities outside the Territory, in accordance with applicable Laws.

At Kazia’s reasonable request, Simcere shall promptly provide a copy of any safety data reported to Regulatory Authorities within the Territory.

Simcere shall promptly notify Kazia of any questions, directives, or other communications received from a Regulatory Authority in the Territory in relation to the safety of the Licensed Product.

3.    Adverse Events During Development

3.1    Adverse Event Collection. All Adverse Events occurring during a clinical trial of the Licensed Product sponsored by Simcere shall be collected in a customary manner, including without limitation:

(a)    verbatim description;

(b)    onset and duration;

(c)    treatment;

(d)    severity, according to NCI Common Terminology Criteria for Adverse Events;

(e)    relatedness, per investigator assessment; and

(f)    outcome, and action taken in response to study drug

Simcere must report this data to Kazia in aggregate, de-identified form at the conclusion of the clinical trial, or at any interim analysis of safety data.

3.2    SUSARs. Any SUSAR to the Licensed Product must be reported to Kazia within 72 hours of Simcere becoming aware, even if full information is not available, so that Kazia may satisfy its regulatory obligations to FDA and other Regulatory Authorities. Simcere will reasonably cooperate with Kazia to investigate any SUSARs, and to resolve any queries from Regulatory Authorities.

3.3    Pregnancies. Simcere shall notify Kazia within 24 hours of becoming aware of any patients who become pregnant while being treated with the Licensed Product, or within 28 days of the last dose of the Licensed Product. Simcere will reasonably cooperate with Kazia to monitor the course and outcome of such pregnancies, and to resolve any queries from Regulatory Authorities.

3.4    Clinical Hold. In the event of a Regulatory Authority instituting a ‘clinical hold’ in respect of the Licensed Product, whereby a sponsor is directed to suspend administration of investigational product to trial patients, the Parties will promptly and reasonably collaborate to determine the appropriate course of action in the Territory.

4.    Adverse Events following obtainment of MA

For all post-market monitoring of the Licensed Product in the Territory, Simcere and Kazia shall reach an agreement before filing of a new drug application in the Territory.

5.    Simcere’s responsibilities to Kazia

(a)    Simcere shall provide to Kazia, in the form of line listings, such safety information as Kazia may reasonably request for preparation of Development Safety Update Reports or similar reports to Regulatory Authorities. Kazia shall provide Simcere with at least thirty (30) calendar days’ notice prior to the data lock point, and Simcere shall provide the requested information no later than fifteen (15) calendar days after the data lock point. Kazia may request such tabulations at no more than a quarterly frequency.

(b)    Simcere shall perform customary surveillance for emerging safety signals. Any material new safety signals shall be promptly shared with Kazia and the Parties shall cooperate to assess their impact and appropriate responses both in and outside the Territory.

6.    Kazia’s responsibilities to Simcere

(a)    Kazia shall maintain an up-to-date Investigator Brochure for the Licensed Product, containing customary summaries of safety information and an updated risk-benefit analysis, and shall provide that Investigator Brochure to Simcere no less than once per annum for their translation and appropriate distribution.

(b)    Kazia shall provide to Simcere a copy of the Development Safety Update Report (DSUR) that is prepared on an annual basis for submission to the FDA for Simcere’s information and reference.

(c)    Kazia shall establish and maintain a global safety database for the Licensed Product and shall perform customary surveillance for emerging safety signals. Any material new safety signals shall be promptly shared with Simcere and the Parties shall cooperate to assess their impact and appropriate responses in the Territory.

(d)    Kazia shall promptly notify Simcere of any SUSARs occurring in clinical trials of the Licensed Product outside of the Territory, and shall reasonably assist Simcere in reporting such events to IRBs, Regulatory Authorities, investigators, and other relevant parties.

7.    General obligations

(a)    Each Party shall have in place customary and appropriate policies, standard operating procedures, processes, and personnel to ensure that it is able to satisfy its obligations under this Exhibit E and under applicable Laws.

(b)    All safety information exchanged under this Exhibit E shall be considered Confidential Information of the Disclosing Party.

(c)    English will be used as the common language for all safety information exchanged between the Parties.

Exhibit F: Supply Terms

1.     Definitions

In this Exhibit F:

“Accepted Purchase Order” has the meaning given to it in item 3.2(a) of this Exhibit F;

“Defective Product” has the meaning given to it in item 5.3(b) of this Exhibit F;

“Defective Products Notice” has the meaning given to it in item 5.3(b) of this Exhibit F;

“Delivery Point” means a port in the Territory designated by Simcere;

“Forecast” has the meaning given to it in item 4 of this Exhibit F;

“GMP” means then-current applicable standards for the manufacture of pharmaceutical products, including, as applicable, the standards detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, European Directive 2003/94/EC and Eudralex 4, ICH Q7 ICH guidance Q7 Good Manufacturing Practices, the PIC/S Guide to Good Manufacturing Practice for Medicinal Products, PE009-8, published by the Pharmaceutical Inspection Convention and Pharmaceutical Inspection Co-operation Scheme dated 15 January 2009 (as adopted by Therapeutics Goods (Manufacturing Principles) Determination No. 1 of 2013), and corresponding regulations in the Territory;

“Minimum Lead Time” means the minimum period between the date of submitting a Purchase Order to Kazia and the delivery date for the Compound or Product, as the case may be, being three (3) months; provided that the initial supply of the Compound and Product shall be provided as soon as possible to enable Simcere to start Development work.

“Price” means a price set out in Section 4.9(a) of the Agreement; and

“Purchase Order” has the meaning given to it in item 3.1 of this Exhibit F.

2.     Obligation to Supply

Regardless of any other provision of this Agreement, Kazia is not required to supply any Compound or Product to Simcere at any time when:

(a)    Kazia is not able to obtain or have manufactured Compound or Product; provided that if the Compound or Product is in short supply, Kazia shall allocate the available Compound and Product equitably between Kazia, Simcere and other third parties to whom Kazia’s has supply obligations, on a pro-rata basis based on forecasted requirements;

(b)    Simcere has not paid for Compound or Product previously supplied by Kazia for which payment is then due, unless the amount unpaid is the subject of a dispute in good faith and only that portion in dispute is unpaid; or

(c)    there has been any other material breach of this Agreement by Simcere that has not been duly remedied.

3.	Orders

3.1    Purchase Orders. Simcere must order Compound and Products by completing a purchase order in the form approved (which approval not to be unreasonably withheld) by Kazia (“Purchase Order”) and submitting it to Kazia by email. All Purchase Orders submitted by Simcere to Kazia must (a) specify the quantity of Compound and/ or Product required by Simcere, and (b) specify a delivery date that is no earlier than the Minimum Lead Time after the date of the Purchase Order. All Purchase Orders shall be governed exclusively by the terms of this Agreement, and any term or condition in any purchase order, confirmation, invoice or other document furnished by Simcere or Kazia that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby expressly rejected.

3.2    Acceptance of Purchase Orders.

(a)    Unless Simcere is in breach of any term of this Agreement (including that the Purchase Order fails to take into account at least the Minimum Lead Time) and subject to item 2(a) of this Exhibit F in case of short supply and item 3.2(b) of this Exhibit F for Purchase Order that differs materially from Forecast, Kazia will use best endeavours to accept Purchase Orders which are within the Forecasts. On acceptance by Kazia, the Purchase Order becomes an Accepted Purchase Order.

(b)    Kazia may reject a Purchase Order in whole or in part if the amount of Compound or Product ordered is materially different (i.e. greater than twenty percent (20%) difference) to the quantity of the Compound or Product set out for that particular quarter in the applicable Forecast.

3.3    Unfilled Purchase Order.    If Kazia is, or expects to be, unable to satisfy a Purchase Order placed by Simcere under item 3.1 of this Exhibit F, whether before or after Kazia has accepted that Purchase Order under item 3.2 of this Exhibit F (a) Kazia must immediately notify Simcere of that fact, and (b) Simcere may cancel all or part of the relevant Purchase Order.

3.4    Cancellation or suspension of Accepted Purchase Orders. Subject to item 3.3 of this Exhibit F, an Accepted Purchase Order cannot be cancelled or suspended by either Party without the other Party’s prior written agreement and, in the case of cancelation or deferral by Simcere, then only on terms that Simcere will fully reimburse Kazia for any out-of-pocket cost (including manufacturing cost) incurred by Kazia as a result of that cancellation or deferral.

4.	Forecasts

Simcere must provide to Kazia each calendar quarter during the Term unless and until Simcere itself commences Manufacturing or having Manufactured Compound or Product (as the case may be) in accordance with Section 4.9(b) of the Agreement, a rolling yearly forecast (broken down to quarter level) of Simcere’s anticipated volume requirements for the Compound and Product (“Forecast”). The Forecast represents Simcere’s estimate of requirements and is not binding.

5.	Delivery of Finished Products

5.1    Delivery. Kazia will use reasonable endeavours to deliver the Compound and Products the subject of an Accepted Purchase Order to the Delivery Point at the date specified therein. Kazia will not be liable for any loss of any kind whatsoever caused directly or indirectly by any failure to deliver or any delay in delivery that is outside Kazia’s control.

5.2    Title and risk. Title to the Compound and Product will pass to Simcere from Kazia on payment in full by Simcere to Kazia in relation to the Compound or Product, as the case may be. Risk in the Compound and Product will pass to Simcere from Kazia on delivery of the Compound or Product, as the case may be, to the Delivery Point.

5.3	Defective Products

(a)    Simcere will use reasonable efforts to conduct a visual inspection of the Compound and Product on delivery.

(b)    If Simcere believes that any Compound or Products were, at the time of delivery, damaged or defective (“Defective Products”), within thirty (30) business days of delivery of the Compound or Products (or ten (10) business days after the discovery of the defect for non-obvious defects not reasonably susceptible to discovery upon receipt), Simcere may issue a written notice to Kazia rejecting the Defective Products (“Defective Products Notice”).

(c)    Following receipt by Kazia of a Defective Products Notice, Kazia may at its own cost (i) request access to Simcere’s premises and inspect the Defective Products, and/or (ii) instruct Simcere to either return the Defective Products to Kazia (or a designated third party) or to dispose of the Defective Products and Simcere must comply with such request.

(d)    If the cause of the Compound or Products being Defective Products was not to any extent caused by Simcere, Kazia must pay the cost of the return or disposal of the Defective Products undertaken in accordance with item 5.3(c)(ii) of this Exhibit F and, at Simcere’s option, either refund to Simcere any payments made by Simcere in respect of any Defective Products or replace the Defective Products.

(e)    If the cause of the Compound or Products being Defective Products was partly or solely caused by Simcere, Simcere must pay a portion of (i) the cost of the return or disposal of the Defective Products undertaken in accordance with item 5.3(c)(ii) of this Exhibit F, and (ii) the invoice relating to the Defective Products; which portion represents the extent to which Simcere’s action or inaction caused the Compound or Products to be Defective Products.

(f)    If the Parties do not agree whether a Product is Defective Product or the cause thereof, the Parties shall engage a mutually agreed independent third party laboratory to examine the Product in question.    The conclusion of such laboratory shall be final and binding upon the Parties, and the Party in error shall bear the cost of such laboratory examination.

6.	Price, Invoicing and Payment

Simcere must pay to Kazia the Price for all Compound and Product that is delivered to Simcere in accordance with an Accepted Purchase Order. On, or within fifteen (15) days from the delivery of the Compound or Products to the Delivery Point, Kazia must provide an invoice to Simcere for the Price of the Compound or Products. Simcere must pay Kazia the amount invoiced within thirty (30) days after the later of the date on which Simcere receives the invoice and the Compound and/or Products (including customs clearance documents).

7.    Manufacture Cost Audit. Simcere shall have the right (similar to Section 5.11) to audit and confirm the Manufacturing Cost of the Product supplied by Kazia

8.    Regulatory/Quality Audit. Simcere shall have the right (similar to Section 4.13) to audit the regulatory, quality and compliance systems, procedures and practices of Kazia (and its contractor manufacturers, subject to Kazia’s audits rights under any agreement with its contractor manufacturer) relating to the Manufacture and supply of the Product.

[***]

[***]

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Exhibit H:    Expert Determination

1.	Delivering a Dispute Notice

(a)    If Simcere and Kazia have been unable to resolve any dispute arising between them in relation to any underpayment or overpayment reported by an Auditor under Section 5.11(d) (a “Financial Dispute”), then Simcere or Kazia may refer the Financial Dispute to an Expert for determination in accordance with this this Exhibit H.

(b)    For the purposes of this Exhibit H, the Expert is a person:

(i)    having appropriate qualifications and experience relevant to determining the Financial Dispute;

(ii)    who is agreed by the Parties or, failing agreement within five (5) business days, is nominated at the request of any Party by the Chinese Institute of Certified Public Accountants (“CICPA”) in accordance with CICPA’s rules and procedures (Rules); and

(iii)    who does not act, or whose firm does not act, generally for any Party.

2.	Determination by Expert

The Expert:

(a)    must conduct its determination in accordance with the Rules, which Rules are taken to be incorporated into this Agreement;

(b)    will act as an expert and not as an arbitrator;

(c)    may determine the time, place and procedures (which will be as informal as is consistent with the proper conduct of the matter) for the determination by the Expert, having regard to the nature of the Financial Dispute and the provisions of this Agreement;

(d)    may communicate privately with the Parties or with their lawyers;

(e)    may or may not allow the appearance of lawyers on behalf of the Parties;

(f)    may accept written submissions from a Party in relation to the Financial Dispute, provided a copy of the submission is also given to all other Parties;

(g)    may co-opt other expert assistance;

(h)    must have regard to the fairness and reasonableness of any matters pertaining to the Royalty Dispute; and

(i)    must deal with any matter as expeditiously as possible and by no later than twenty (20) Business Days after referral to the Expert.

3.	Obligations of Parties

If an Expert is required to resolve a Financial Dispute:

(a)    the Expert’s determination will, except in the case of manifest error, be final and binding on the Parties;

(b)    the Parties must attend the sessions with the Expert and make a determined and genuine effort to resolve the Financial Dispute as soon as reasonably possible;

(c)    without limiting item 3(b) of this Exhibit H, the Parties must use their best endeavours to make available to the Expert all information relevant to the Financial Dispute and which the Expert reasonably requires in order to resolve the Financial Dispute;

(d)    everything that occurs before the Expert must be in confidence and in closed session;

(e)    all discussions must be without prejudice;

(f)    each Party must pay its own costs of complying with this Exhibit H and the costs of the Expert and any other costs of complying with this Exhibit H must be shared half as to Simcere and half as to Kazia; and

(g)    the Parties must continue performing their obligations under this Agreement while the Financial Dispute is being resolved.

4.	Other Proceedings

A Party may not commence court proceedings in respect of a Financial Dispute unless it has complied with the terms of the Agreement, and if applicable until the procedures in this Exhibit H have been followed in full, except where:

(a)    the Party seeks injunctive relief in relation to a Financial Dispute from an appropriate court where failure to obtain such relief would cause irreparable damage to the Party concerned; or

(b)    following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

Exhibit I:    Inquires made by Kazia

At the time of Kazia’s license agreement with Genentech (October 2016):-

•	Review of prior art documents cited in International Search Report
•	Review of prior art documents cited in US prosecution
•	Review of prior art documents citied in European application
•	Review of patent agency correspondence in key territories
•	Consultation with inventor (Dr Alan Olivero)